UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 17, 2017

Quantum Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation

1-13449	94-2665054
(Commission File No.)	(IRS Employer Identification No.)

224 Airport Parkway, Suite 550
San Jose, CA 95110
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (408) 944-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 17, 2017, Quantum Corporation (the “Company”) filed a Certificate of Amendment (the “Certificate of Amendment”) to its Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to effect a 1-for- 8 reverse stock split (the “reverse stock split”). The Certificate of Amendment, and therefore, the reverse stock split, will be effective at 8:00 p.m. Eastern Time on April 18, 2017 and the Company’s common stock will begin trading on a split-adjusted basis on April 19, 2017. The Company’s common stock trades on the New York Stock Exchange and will continue to trade under the symbol “QTM” with new CUSIP number 747906501.

Upon the effective time, each eight shares of the Company’s common stock will be automatically combined into one share, with no change in par value. The reverse stock split will reduce the number of shares of the company's outstanding common stock from approximately 273 million shares to approximately 34 million shares. No fractional shares will be issued as a result of the reverse stock split, and stockholders who otherwise would be entitled to a fractional share will receive a cash payment.

Additional information on the treatment of fractional shares and other effects of the reverse stock split can be found in Quantum's definitive proxy statement filed with the Securities and Exchange Commission on March 6, 2017. The amendment to the Amended and Restated Certificate of Incorporation was approved by the Company’s stockholders at the Company’s annual meeting of stockholders held on March 31, 2017.

A copy of the Certificate of Amendment is filed as Exhibit 3.1 hereto.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit	Description
3.1	Certificate of Amendment

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM CORPORATION
By:	/s/ Shawn D. Hall
Shawn D. Hall Senior Vice President, General Counsel and Secretary

Dated:    April 18, 2017

EXHIBIT INDEX

Exhibit	Description
3.1	Certificate of Amendment